Exhibit 21

Subsidiaries of the Registrant

Parent

Pacific Northwest Bancorp

Subsidiaries (a)	Percentage of Ownership	Jurisdiction or State of Incorporation

Pacific Northwest Bank	100%	Washington

InterWest Capital Trust I	100%	Washington

Pacific Northwest Statutory Trust I	100%	Washington

Pacific Northwest Financial Services, Inc. (b)	100%	Washington

Pacific Northwest Insurance Agency, Inc. (b)	100%	Washington

(a)                                  The operation of Pacific Northwest Bancorp’s wholly owned subsidiaries are included in Pacific Northwest Bancorp’s Financial Statements

(b)                                 Wholly owned subsidiary of Pacific Northwest Bank.